EXHIBIT 99.1

ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. COMPLETES ALTRAZEAL® LICENSE AGREEMENT FOR EUROPE

- Altrazeal® Marketing Company Established-
- Product Launch Anticipated in Germany, Australia and New Zealand Second Quarter 2012 -

Addison, Texas, January 17, 2012; ULURU Inc. (NYSE AMEX: ULU), announced today that the License Agreement with Melmed Holdings AG for the marketing of Altrazeal® in Europe, Australia, New Zealand, the Middle East and Northern Africa has been finalized.

Under the terms of the License Agreement, ULURU has licensed the rights for the marketing of Altrazeal® to Melmed Holdings AG, who are establishing a separate entity to market Altrazeal®, in Europe, Australia, New Zealand, the Middle East and Northern Africa. ULURU will receive licensing payments, will receive a royalty on sales within the territory, and will supply Altrazeal® at a price equal to 30% of the European net sales price.

In addition, a shareholder agreement for the establishment of Altrazeal Trading, Ltd., the separate European marketing entity, has also been signed. Under the terms of this Agreement ULURU received a non-dilutable 25% ownership interest in Altrazeal Trading, Ltd.  The initial funding of Altrazeal Trading, Ltd. will be approximately $2 million, to fund the launch of Altrazeal® in Europe, Australia and New Zealand, which has been provided by an investor group.

Commenting on the Agreements, Kerry P. Gray, President and CEO of ULURU, stated, "We are very pleased to have completed the License Agreement and Shareholder Agreement with Melmed Holdings AG. Since we initiated our partnership, Melmed has rapidly advanced the development of product launch plans for Altrazeal® in Europe, Australia and New Zealand. Positive clinical data has been developed in numerous hospitals in Austria with the involvement of a key opinion leader, which confirms the clinical results that have been experienced in the U.S.  Great progress has been made developing a marketing network throughout Europe and Australia. We believe that Altrazeal®’s product features and benefits are ideally suited to markets such as Europe, Australia and New Zealand which are driven by cost effective clinical outcomes.”

Helmut Kerschbaumer, Chairman of Melmed Holdings AG, added, “We are extremely pleased with the response we have received from both the medical profession and marketing groups throughout Europe and Australia. With the completion of the Agreements we are now in a position to rapidly introduce Altrazeal® throughout the territory. The potential to achieve significant cost savings by using Altrazeal® in chronic wounds presents us with a unique opportunity to rapidly gain market share with Altrazeal®. Given the product benefits demonstrated in the United States clinical experience along with the clinical results we have achieved in Europe, we believe Altrazeal® can be a major competitor in the large and expanding advanced wound care market throughout the territory.”

Altrazeal® is a scientifically engineered advanced wound dressing designed to incorporate the desired features and benefits of the ideal wound dressings. Altrazeal® competes in the advanced wound dressing market which worldwide is estimated to be $6.5 billion growing annually at 13%. Altrazeal® has demonstrated potential clinical and economic advantages in a number of chronic and acute wounds including diabetic foot ulcers, venous ulcers and geriatric wounds.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to our belief that Altrazeal® will be a major competitor in the wound care market, anticipated product launches in Europe, Australia, and New Zealand, the cost effectiveness and cost savings of Altrazeal® in healing chronic wounds, and Altrazeal®’s clinical and economic advantage and to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by us with the Securities and Exchange Commission.